Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact - Kelly Hibbs 208 384 3638	Media Contact - Lisa Tschampl 208 384 6552

For Immediate Release: February 22, 2022

Boise Cascade Company Reports Fourth Quarter and Full Year 2021 Results

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported fourth quarter net income of $169.1 million, or $4.26 per share, on sales of $1.8 billion. For the full year 2021, Boise Cascade reported net income of $712.5 million, or $17.97 per share, on sales of $7.9 billion. For 2020 comparative results, see the table below, as well as 'Other Items Impacting 2020 Results.'

    “As I reflect on 2021, strong demand and supply-side constraints made for an unprecedented year. Above all else, the tireless work of our associates and their unwavering focus on supporting each other and our vendor and customer partners made it possible for the Company to deliver outstanding results,” stated Nate Jorgensen, CEO. “In addition, we leveraged our balanced approach to capital allocation by returning capital to our shareholders while advancing upon our growth strategies, which included the recent expansion announcements in our distribution business. The demand environment in 2022 is expected to remain strong, and we are positioned to capture opportunities ahead of us. Our values of integrity, safety, respect, and pursuit of excellence will continue to be our guideposts as we navigate the future.”
Fourth Quarter and Year End 2021 Highlights

	4Q 2021	4Q 2020	% change	2021	2020	% change
	(in thousands, except per-share data and percentages)
Consolidated Results
Sales	$1,782,183	$1,472,231	21%	$7,926,111	$5,474,838	45%
Net income	169,075	26,001	550%	712,486	174,979	307%
Net income per common share - diluted	4.26	0.66	545%	17.97	4.44	305%
Adjusted EBITDA [1]	247,899	113,139	119%	1,052,470	423,098	149%
Segment Results
Wood Products sales	$446,584	$358,661	25%	$1,970,804	$1,323,901	49%
Wood Products income	98,366	40,848	141%	531,235	127,720	316%
Wood Products EBITDA [1]	112,227	54,517	106%	586,484	198,861	195%
Building Materials Distribution sales	1,645,513	1,330,078	24%	7,174,278	4,952,018	45%
Building Materials Distribution income	137,963	67,081	106%	481,085	247,494	94%
Building Materials Distribution EBITDA [1]	144,221	72,927	98%	505,092	269,954	87%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

    In the fourth quarter 2021, total U.S. housing starts increased 6% driven by an increase in multi-family housing starts compared to the same period in 2020. However, single-family housing starts decreased 5% compared to the prior year quarter. For the full year 2021, total and single-family housing starts increased 16% and 14%, respectively, compared with the same period in 2020. Single-family housing starts is the key demand driver for our sales.

Wood Products

    Wood Products' sales, including sales to Building Materials Distribution (BMD), increased $87.9 million, or 25%, to $446.6 million for the three months ended December 31, 2021, from $358.7 million for the three months ended December 31, 2020. The increase in sales was driven primarily by higher net sales prices for I-joists and LVL (collectively referred to as EWP), as well as higher sales volumes for LVL. The increase in EWP pricing was due to realizations of previously announced price increases and certain temporary price protection arrangements expiring in the current period. These increases were offset partially by lower sales volumes for I-joists, as well as lower plywood prices. Plywood sales volumes were flat compared with the same period in the prior year. Wood Products' segment income increased $57.5 million to $98.4 million for the three months ended December 31, 2021, from $40.8 million for the three months ended December 31, 2020. The increase in segment income was due primarily to higher EWP sales prices, as well as higher LVL sales volumes. These improvements were offset partially by higher wood fiber costs and other manufacturing costs.

For the year ended December 31, 2021, sales, including sales to BMD, increased $646.9 million, or 49%, to $1,970.8 million from $1,323.9 million in 2020. The increase in sales was driven by higher plywood, EWP, and lumber prices, as well as higher sales volumes for EWP. The increase in EWP pricing was due to realizations of previously announced price increases and certain temporary price protection arrangements expiring in the current year. Wood Products' segment income increased $403.5 million to $531.2 million for the year ended December 31, 2021, from $127.7 million for the year ended December 31, 2020. The increase in segment income was due primarily to higher plywood, EWP, and lumber sales prices, as well as higher EWP sales volumes. In addition, 2020 results included accelerated depreciation of $15.0 million and other closure-related costs of $1.7 million at our Roxboro, North Carolina facility. These increases were offset partially by higher wood fiber costs and other manufacturing costs.

Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	4Q 2021 vs. 4Q 2020	2021 vs. 2020

Average Net Selling Prices
LVL	44%	19%
I-joists	50%	22%
Plywood	(1)%	75%
Sales Volumes
LVL	6%	5%
I-joists	(3)%	21%
Plywood	—%	1%

Building Materials Distribution

    BMD's sales increased $315.4 million, or 24%, to $1,645.5 million for the three months ended December 31, 2021, from $1,330.1 million for the three months ended December 31, 2020. Compared with the same quarter in the prior year, the overall increase in sales was driven by sales price and sales volume increases of 19% and 5%, respectively. By product line, commodity sales increased 9%, general line product sales increased 26%, and sales of EWP (substantially all of which is sourced through our Wood Products segment) increased 62%. BMD segment income increased $70.9 million to $138.0 million for the three months ended December 31, 2021, from $67.1 million in the comparative prior year quarter. The improvement in segment income was driven by a gross margin increase of $94.1 million, resulting from improved gross margins across all product lines. The margin improvement was offset partially by increased selling and distribution expenses of $22.0 million.

For the year ended December 31, 2021, sales increased $2,222.3 million, or 45%, to $7,174.3 million from $4,952.0 million in 2020. The increase in sales was driven by sales price and sales volume increases of 42% and 3%, respectively. By product line, commodity sales increased 60%, general line product sales increased 23%, and sales of EWP increased 48%. BMD segment income increased $233.6 million to $481.1 million for the year ended December 31, 2021, from $247.5 million for the year ended December 31, 2020. The increase in segment income was driven by a gross margin increase of $296.8 million, resulting from improved gross margins across our EWP, general line, and commodity product categories compared with 2020. The improvement was offset partially by increased selling and distribution expenses of $60.6 million.
Other Items Impacting 2020 Results

Fourth quarter 2020 results included $6.2 million of pre-tax pension settlement charges, or $0.12 per share after-tax, related to the elimination of the qualified defined benefit pension plan (Plan Termination) and $38.8 million of income tax expense, or $0.98 per share, related to the release of stranded tax effects upon Plan Termination.

Full year 2020 results included the above items, as well as $15.0 million and $1.7 million, respectively, of pre-tax accelerated depreciation and other curtailment related costs, or $0.32 per share after-tax, due to the permanent curtailment of I-joist production at our Roxboro, North Carolina, facility. In addition, full year 2020 results included $14.0 million of pre-tax loss on extinguishment of debt, or $0.27 per share after-tax, as the Company refinanced its senior notes.

Balance Sheet and Liquidity

    Boise Cascade ended fourth quarter 2021 with $748.9 million of cash and cash equivalents and $346.0 million of undrawn committed bank line availability, for total available liquidity of $1,094.9 million. The Company had $444.6 million of outstanding debt at December 31, 2021.

    We expect capital expenditures in 2022 to total approximately $110 million to $130 million. Our 2022 capital expenditures range includes funding to complete our recently announced BMD organic expansions in Ohio, Kentucky, and Minnesota, and a new dryer at our Chester, South Carolina veneer and plywood plant. This level of capital expenditures could increase or decrease as a result of a number of factors, including acquisitions, efforts to further accelerate organic growth, exercise of lease purchase options, our financial results, future economic conditions, availability of engineering and construction resources, and timing and availability of equipment purchases.

Dividends

    On February 7, 2022, our board of directors declared a quarterly dividend of $0.12 per share on our common stock, payable on March 15, 2022, to stockholders of record on February 22, 2022.

    Future dividend declarations, including amount per share, record date and payment date, will be made at the discretion of our board of directors and will depend upon, among other things, legal capital requirements and surplus, our future operations and earnings, general financial condition, material cash requirements, restrictions imposed by our asset-based credit facility and the indenture governing our senior notes, applicable laws, and other factors that our board of directors may deem relevant.

Outlook

    During 2021, our Wood Products and BMD locations continued to experience periodic short-term disruptions due to COVID-19 as we continued efforts to increase production rates and distribution capabilities in response to strong end-product demand. Furthermore, supply-side constraints across product lines including shortages of materials, labor, and transportation resources limited the industry's ability to meet underlying demand. The effects of the COVID-19 vaccine and COVID-19 safety protocols helped slow pandemic-related disruptions at times; however, COVID-19 variants continue to spread throughout the United States, causing more short-term disruptions as we entered 2022. We continue to conduct business with certain modifications to mill and distribution center housekeeping and cleanliness protocols, employee travel, employee work locations, and virtualization or cancellation of certain sales and marketing events, among other modifications. In addition, we continue to actively monitor evolving developments, including the impact of COVID-19 variants, and may take actions that alter our business operations as may be required by federal, state, or local authorities, or that we determine are in the best interests of our employees, customers, suppliers, communities, and stockholders.

    Economic uncertainty due to the ongoing COVID-19 pandemic continues. However, mortgage rate levels, continuation of work-from-home practices by many in the economy, and demographics in the U.S. have created a favorable demand environment for new residential construction, which we expect to continue in 2022. As of February 2022, the Blue Chip Economic Indicators consensus forecast for 2022 single- and multi-family housing starts in the U.S. was 1.60 million units, compared with actual housing starts of 1.60 million in 2021 and 1.38 million in 2020, as reported by the U.S. Census Bureau. In addition, limited new and existing home inventory availability and the age of the U.S. housing stock will continue to provide a favorable backdrop for residential construction and repair-and-remodel spending. Although we believe that current U.S. demographics support the higher level of forecasted housing starts, and many national home builders are reporting strong near-term backlogs, labor shortages and supply induced constraints on residential construction activity may continue to extend build times and limit activity. In addition, the pace of residential construction and repair-and-modeling activity may be affected by the economic impact of the cost of building materials and construction, housing affordability, mortgage interest rates, wage growth, prospective home buyers' access to financing, consumer confidence, as well as other factors.

As a manufacturer of certain commodity products, we have sales and profitability exposure to declines in commodity product prices and rising input costs. Our distribution business purchases and sells a broad mix of commodity products with periods of increasing prices providing the opportunity for higher sales and increased margins, while declining price environments expose us to declines in sales and profitability. Our 2021 results were favorably impacted by historically high commodity wood products pricing, as well as rising prices for EWP and general line products. Composite lumber and panel prices were very volatile throughout 2021 with rapidly rising prices in second quarter, sharp price declines in third quarter, and prices steadily increasing again during fourth quarter. As we enter 2022, commodity wood products pricing continues to be above historical averages as strong demand and capacity constraints continue to create supply/demand imbalances in the marketplace. We expect future commodity product pricing and commodity input costs to be volatile in response to capacity restoration and industry operating rates, the impact of the ongoing COVID-19 pandemic on residential construction, net import and export activity, transportation constraints or disruptions, inventory levels in various distribution channels, and seasonal demand patterns. EWP and general line products have historically experienced limited price volatility, and we expect the firm pricing environment to continue in 2022.

About Boise Cascade

    Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

    Boise Cascade will host a webcast and conference call to discuss fourth quarter and full year earnings on Wednesday, February 23, 2022, at 11 a.m. Eastern.

    To participate in the conference call, dial 844-795-4410 and use participant passcode 1199020 (international callers should dial 661-378-9637). To join the webcast, go to the Investor Relations section at www.bc.com and select the Event Calendar link.

    A replay of the conference call will be available from Wednesday, February 23, 2022, at 2 p.m. Eastern through Wednesday, March 2, 2022, at 2 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers with a passcode of 1199020. The archived webcast will be available in the Investor Relations section of Boise Cascade's website.

Use of Non-GAAP Financial Measures

    We refer to the terms EBITDA and Adjusted EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt.

    We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income (loss) or segment income (loss) have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

    This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding our Outlook. Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, changes in the competitive position of our products, commodity input costs, the effect of general economic conditions, the effect of COVID-19, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data) (unaudited)

	Three Months Ended			Year Ended
	December 31		September 30, 2021	December 31
	2021	2020		2021	2020

Sales	$1,782,183	$1,472,231	$1,879,451	$7,926,111	$5,474,838

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,390,714	1,233,182	1,594,405	6,300,076	4,536,051
Depreciation and amortization	20,495	19,909	20,299	80,753	95,169
Selling and distribution expenses	124,897	102,366	114,466	491,016	428,279
General and administrative expenses	18,976	17,737	21,002	83,228	78,636
Loss on curtailment of facility	—	—	—	—	1,707
Other (income) expense, net	(280)	(103)	(107)	(765)	(33)
	1,554,802	1,373,091	1,750,065	6,954,308	5,139,809

Income from operations	227,381	99,140	129,386	971,803	335,029

Foreign currency exchange gain (loss)	42	556	(353)	(10)	357
Pension expense (excluding service costs)	(19)	(6,466)	(19)	(76)	(7,457)
Interest expense	(6,305)	(6,167)	(6,279)	(24,806)	(26,223)
Interest income	22	41	63	195	999
Change in fair value of interest rate swaps	687	255	59	1,745	(2,426)
Loss on extinguishment of debt	—	—	—	—	(13,968)
	(5,573)	(11,781)	(6,529)	(22,952)	(48,718)

Income before income taxes	221,808	87,359	122,857	948,851	286,311
Income tax provision	(52,733)	(61,358)	(31,158)	(236,365)	(111,332)
Net income	$169,075	$26,001	$91,699	$712,486	$174,979

Weighted average common shares outstanding:
Basic	39,442	39,317	39,442	39,420	39,277
Diluted	39,735	39,587	39,661	39,646	39,431

Net income per common share:
Basic	$4.29	$0.66	$2.32	$18.07	$4.45
Diluted	$4.26	$0.66	$2.31	$17.97	$4.44

Dividends declared per common share	$3.12	$0.10	$0.10	$5.42	$2.00

Wood Products Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Year Ended
	December 31		September 30, 2021	December 31
	2021	2020		2021	2020

Segment sales	$446,584	$358,661	$497,316	$1,970,804	$1,323,901

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	322,215	292,425	348,167	1,332,906	1,075,015
Depreciation and amortization	13,861	13,669	13,914	55,249	71,141
Selling and distribution expenses	8,783	8,147	9,124	35,741	33,367
General and administrative expenses	3,414	3,508	4,023	15,628	15,055
Loss on curtailment of facility	—	—	—	—	1,707
Other (income) expense, net	(55)	64	32	45	(104)
	348,218	317,813	375,260	1,439,569	1,196,181

Segment income	$98,366	$40,848	$122,056	$531,235	$127,720

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	72.2%	81.5%	70.0%	67.6%	81.2%
Depreciation and amortization	3.1%	3.8%	2.8%	2.8%	5.4%
Selling and distribution expenses	2.0%	2.3%	1.8%	1.8%	2.5%
General and administrative expenses	0.8%	1.0%	0.8%	0.8%	1.1%
Loss on curtailment of facility	—%	—%	—%	—%	0.1%
Other (income) expense, net	—%	—%	—%	—%	—%
	78.0%	88.6%	75.5%	73.0%	90.4%

Segment income	22.0%	11.4%	24.5%	27.0%	9.6%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Year Ended
	December 31		September 30, 2021	December 31
	2021	2020		2021	2020

Segment sales	$1,645,513	$1,330,078	$1,721,244	$7,174,278	$4,952,018

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,378,206	1,156,836	1,585,804	6,184,290	4,258,784
Depreciation and amortization	6,258	5,846	6,013	24,007	22,460
Selling and distribution expenses	116,114	94,162	105,342	455,277	394,689
General and administrative expenses	7,230	6,322	7,816	31,857	28,945
Other (income) expense, net	(258)	(169)	(296)	(2,238)	(354)
	1,507,550	1,262,997	1,704,679	6,693,193	4,704,524

Segment income	$137,963	$67,081	$16,565	$481,085	$247,494

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	83.8%	87.0%	92.1%	86.2%	86.0%
Depreciation and amortization	0.4%	0.4%	0.3%	0.3%	0.5%
Selling and distribution expenses	7.1%	7.1%	6.1%	6.3%	8.0%
General and administrative expenses	0.4%	0.5%	0.5%	0.4%	0.6%
Other (income) expense, net	—%	—%	—%	—%	—%
	91.6%	95.0%	99.0%	93.3%	95.0%

Segment income	8.4%	5.0%	1.0%	6.7%	5.0%

Segment Information
(in thousands) (unaudited)

	Three Months Ended			Year Ended
	December 31		September 30, 2021	December 31
	2021	2020		2021	2020
Segment sales
Wood Products	$446,584	$358,661	$497,316	$1,970,804	$1,323,901
Building Materials Distribution	1,645,513	1,330,078	1,721,244	7,174,278	4,952,018
Intersegment eliminations	(309,914)	(216,508)	(339,109)	(1,218,971)	(801,081)
Total net sales	$1,782,183	$1,472,231	$1,879,451	$7,926,111	$5,474,838

Segment income
Wood Products	$98,366	$40,848	$122,056	$531,235	$127,720
Building Materials Distribution	137,963	67,081	16,565	481,085	247,494
Total segment income	236,329	107,929	138,621	1,012,320	375,214
Unallocated corporate costs	(8,948)	(8,789)	(9,235)	(40,517)	(40,185)
Income from operations	$227,381	$99,140	$129,386	$971,803	$335,029

Segment EBITDA (a)
Wood Products	$112,227	$54,517	$135,970	$586,484	$198,861
Building Materials Distribution	144,221	72,927	22,578	505,092	269,954

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands) (unaudited)

	December 31, 2021	December 31, 2020

ASSETS

Current
Cash and cash equivalents	$748,907	$405,382
Receivables
Trade, less allowances of $2,054 and $1,111	444,325	375,865
Related parties	211	201
Other	17,692	15,067
Inventories	660,671	503,480
Prepaid expenses and other	14,072	8,860
Total current assets	1,885,878	1,308,855

Property and equipment, net	495,240	461,456
Operating lease right-of-use assets	62,663	62,447
Finance lease right-of-use assets	29,057	29,523
Timber deposits	9,461	11,761
Goodwill	60,382	60,382
Intangible assets, net	15,351	16,574
Deferred income taxes	6,589	7,460
Other assets	8,019	7,260
Total assets	$2,572,640	$1,965,718

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data) (unaudited)

	December 31, 2021	December 31, 2020

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$334,985	$307,653
Related parties	1,498	1,199
Accrued liabilities
Compensation and benefits	128,518	118,400
Income taxes payable	—	8,101
Interest payable	9,886	8,477
Other	165,859	80,172
Total current liabilities	640,746	524,002

Debt
Long-term debt	444,628	443,792

Other
Compensation and benefits	28,365	25,951
Operating lease liabilities, net of current portion	55,263	56,001
Finance lease liabilities, net of current portion	31,898	31,607
Deferred income taxes	3,641	18,263
Other long-term liabilities	15,480	15,303
	134,647	147,125

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 44,698 and 44,568 shares issued, respectively	447	446
Treasury stock, 5,367 shares at cost	(138,909)	(138,909)
Additional paid-in capital	543,249	538,006
Accumulated other comprehensive loss	(1,047)	(1,078)
Retained earnings	948,879	452,334
Total stockholders' equity	1,352,619	850,799
Total liabilities and stockholders' equity	$2,572,640	$1,965,718

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Year Ended December 31
	2021	2020
Cash provided by (used for) operations
Net income	$712,486	$174,979
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	82,489	97,131
Stock-based compensation	7,911	7,820
Pension expense	76	8,125
Deferred income taxes	(13,704)	27,497
Change in fair value of interest rate swaps	(1,745)	2,426
Loss on curtailment of facility (excluding severance)	—	1,476
Other	712	169
Loss on extinguishment of debt	—	13,968
Decrease (increase) in working capital
Receivables	(71,190)	(159,906)
Inventories	(158,472)	(6,249)
Prepaid expenses and other	(3,238)	(1,133)
Accounts payable and accrued liabilities	123,670	131,541
Pension contributions	(470)	(12,759)
Income taxes payable	(10,057)	9,022
Other	(1,484)	409
Net cash provided by operations	666,984	294,516

Cash provided by (used for) investment
Expenditures for property and equipment	(106,518)	(79,429)
Proceeds from sales of assets and other	932	713
Net cash used for investment	(105,586)	(78,716)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	28,000	400,000
Payments of long-term debt, including revolving credit facility	(28,000)	(405,774)
Payments of deferring financing costs	—	(6,222)
Dividends paid on common stock	(213,681)	(79,195)
Tax withholding payments on stock-based awards	(2,729)	(3,309)
Other	(1,463)	(1,155)
Net cash used for financing	(217,873)	(95,655)

Net increase in cash and cash equivalents	343,525	120,145

Balance at beginning of the period	405,382	285,237

Balance at end of the period	$748,907	$405,382

Summary Notes to Consolidated Financial Statements and Segment Information
    The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2021 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.
(a)EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt. The following table reconciles net income to EBITDA and Adjusted EBITDA for the three months ended December 31, 2021 and 2020, and September 30, 2021, and the year ended December 31, 2021 and 2020:

	Three Months Ended			Year Ended
	December 31		September 30, 2021	December 31
	2021	2020		2021	2020
	(in thousands)
Net income	$169,075	$26,001	$91,699	$712,486	$174,979
Interest expense	6,305	6,167	6,279	24,806	26,223
Interest income	(22)	(41)	(63)	(195)	(999)
Income tax provision	52,733	61,358	31,158	236,365	111,332
Depreciation and amortization	20,495	19,909	20,299	80,753	95,169
EBITDA	248,586	113,394	149,372	1,054,215	406,704
Change in fair value of interest rate swaps	(687)	(255)	(59)	(1,745)	2,426
Loss on extinguishment of debt	—	—	—	—	13,968
Adjusted EBITDA	$247,899	$113,139	$149,313	$1,052,470	$423,098

    The following table reconciles segment income and unallocated corporate costs to EBITDA and adjusted EBITDA for the three months ended December 31, 2021 and 2020, and September 30, 2021, and the year ended December 31, 2021 and 2020:

	Three Months Ended			Year Ended
	December 31		September 30, 2021	December 31
	2021	2020		2021	2020
	(in thousands)
Wood Products
Segment income	$98,366	$40,848	$122,056	$531,235	$127,720
Depreciation and amortization	13,861	13,669	13,914	55,249	71,141
EBITDA	$112,227	$54,517	$135,970	$586,484	$198,861

Building Materials Distribution
Segment income	$137,963	$67,081	$16,565	$481,085	$247,494
Depreciation and amortization	6,258	5,846	6,013	24,007	22,460
EBITDA	$144,221	$72,927	$22,578	$505,092	$269,954

Corporate
Unallocated corporate costs	$(8,948)	$(8,789)	$(9,235)	$(40,517)	$(40,185)
Foreign currency exchange gain (loss)	42	556	(353)	(10)	357
Pension expense (excluding service costs)	(19)	(6,466)	(19)	(76)	(7,457)
Change in fair value of interest rate swaps	687	255	59	1,745	(2,426)
Loss on extinguishment of debt	—	—	—	—	(13,968)
Depreciation and amortization	376	394	372	1,497	1,568
EBITDA	(7,862)	(14,050)	(9,176)	(37,361)	(62,111)
Change in fair value of interest rate swaps	(687)	(255)	(59)	(1,745)	2,426
Loss on extinguishment of debt	—	—	—	—	13,968
Corporate adjusted EBITDA	$(8,549)	$(14,305)	$(9,235)	$(39,106)	$(45,717)

Total Company adjusted EBITDA	$247,899	$113,139	$149,313	$1,052,470	$423,098